Exhibit 10.1
CTI BIOPHARMA CORP.
DIRECTOR COMPENSATION POLICY
Effective February 23, 2017
Directors of CTI BioPharma Corp., a Washington corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. Except as provided in the next sentence, this policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors effective as of the date set forth above. This policy does not, however, modify the terms of any equity or incentive award granted by the Company prior to the date set forth above. The Board has the authority to amend this policy from time to time.
Cash Compensation
Annual Retainer for Board Service
Each non-employee director shall be entitled to an annual cash retainer while serving on the Board in the amount of $40,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a semi-annual basis, with half of the Annual Retainer to be paid on each of the first business day of January and the first business day of July.
Annual Retainer for Chairman of the Board Service
A non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer while serving in that position in the amount of $75,000 (the “Chair of the Board Retainer”). The Company shall pay the Chair of the Board Retainer on a semi-annual basis, with half of the Chair of the Board Retainer to be paid on each of the first business day of January and the first business day of July.
Board Committee Chair Retainer
A non-employee director who serves as the chair of one of the following committees of the Board shall be entitled to an annual cash retainer while serving in that position in the corresponding amount set forth below (the “Chair Retainer”):
Committee of the Board                    Amount of Chair Retainer
Audit Committee                        $15,000
Compensation Committee                    $12,500
Nominating and Corporate Governance Committee        $7,500

The Company shall pay the Chair Retainer on a semi-annual basis, with half of the Chair Retainer to be paid on each of the first business day of January and the first business day of July.
Board Meeting Attendance Fee
A non-employee director who attends a Board meeting, whether in person or telephonic and regardless of length, will be entitled to a fee in the amount of $2,750 (“Board Meeting Fee”) for each such meeting. The Company shall pay the Board Meeting Fee in cash on a quarterly basis in arrears, with payment for a particular quarter to be made no later than ten business days following the end of that quarter.
Board Committee Meeting Attendance Fee
A non-employee director who attends a Board committee meeting, whether in person or telephonic and regardless of length or whether a meeting is scheduled on the same day as a Board meeting, will be entitled to a fee in the amount of $1,250 (“Committee Meeting Fee”) for each such meeting; provided that (unless otherwise approved by the Board) a Committee Meeting Fee will not be paid for any meeting of a Board committee that occurs as a joint meeting with the Board. The

Company shall pay the Committee Meeting Fee in cash on a quarterly basis in arrears, with payment for a particular quarter to be made no later than ten business days following the end of that quarter.
Equity Compensation
Initial Equity Award for New Directors
A new non-employee director shall be granted a stock option to acquire shares of Company common stock in connection with joining the Board (an “Initial Award”). The number of shares of Company common stock covered by an Initial Award will be determined by the Board in connection with the grant of the award. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.
Annual Equity Award for Continuing Board Members
On an annual basis in connection with each annual meeting of the Company’s shareholders, each non-employee director continuing on the Board after such meeting shall be granted a stock option to acquire shares of Company common stock (an “Annual Award”). The number of shares of Company common stock covered by an Annual Award will be determined by the Board in connection with the grant of the award.
Provisions Applicable to All Non-Employee Director Stock Option Awards
The date of grant of each Initial Award and each Annual Award (each, an “Award”) shall be determined by the Board. Each Award shall be granted under the Company’s 2015 Equity Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant (as applicable, the “Equity Plan”). Unless otherwise provided by the Board in connection with a particular Award, each Award will be evidenced by and subject to the terms and conditions of the Company’s standard form of stock option award agreement for non-employee director stock option grants under the Equity Plan as in effect on the date of grant of the award.
The per share exercise price of each Award will equal the closing price of a share of Company common stock on the date of grant of the Award (or, if such date of grant is not a trading day, the closing price of a share of Company common stock on the last trading day immediately preceding the date of grant of the Award). Such exercise price and the number of shares subject to an Award will be subject to adjustment for stock splits and similar events as provided in the applicable stock option award agreement.
Each Award granted will be scheduled to vest on the date that is twelve months after the date of grant of the Award or, if earlier, immediately prior to the first annual meeting of the Company’s shareholders at which one or more members of the Board are to be elected and that occurs in the calendar year after the calendar year in which the Award is granted. The maximum term of each Award is ten years from the date of grant of the Award, subject to earlier termination as provided in the applicable stock option award agreement.
In addition, the stock options subject to a particular Award (as well as any stock options, restricted stock awards, and restricted stock unit awards granted to the non-employee director under prior versions of this policy), to the extent then outstanding and unvested, shall become fully vested in the event of a Change in Control (as such term is defined in the applicable Equity Plan under which the award was granted or, if not so defined, as defined in the applicable award agreement) that occurs while such non-employee director is a member of the Board.
Expense Reimbursement
All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses (and in all events not later than the end of the year following the year in which the related expense was incurred).